Exhibit 5.1
March 8, 2007
Domtar Corporation
395 de Maisonneuve Blvd. West
Montréal, Québec H3A 1L6
Dear Sirs:
     We have acted as counsel to Domtar Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 25,693,787 shares (the “Shares”) of Common Stock relating to the Domtar Corporation 2007 Omnibus Incentive Plan, the Domtar Corporation Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Corporation 1998 Replacement Long-term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Corporation 2004 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, the Domtar Inc. Executive Stock Option and Share Purchase Plan, the Domtar Inc. Executive Deferred Share Unit Plan and the Domtar Inc. Deferred Share Unit Plan for Outside Directors (collectively, the “Plans”).
     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In rendering such opinion, we have assumed that grants of Shares pursuant to the Plans will be made only for past services to the Company having an aggregate value not less than the aggregate par value of the Shares so granted.
     Based on the foregoing, we are of the opinion that authorized but not previously issued Shares which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans and grants made pursuant to the Plans will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP